Exhibit 99.1

Nash-Finch Company

NEWS  RELEASE

Nash-Finch Announces Proposed Offering of Senior Subordinated Convertible Notes

                MINNEAPOLIS (March 4, 2005) — Nash-Finch Company (NASDAQ: NAFC), announced today its intention to sell, subject to market and other conditions, Senior Subordinated Convertible Notes due 2035, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  The notes are to be offered at a discount to their aggregate principal amount at maturity and Nash-Finch expects to receive approximately $150 million in gross proceeds from the offering.  In addition, Nash-Finch expects to grant the initial purchasers an option to purchase up to an additional 10% of the aggregate principal amount at maturity of the notes.  Nash-Finch intends to use the proceeds of the offering to acquire certain assets from Roundy’s Inc. or, alternatively, to repay outstanding indebtedness under the term loan portion of its senior credit facility.

The notes being offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

Contact: LeAnne Stewart, 952-844-1060